Exhibit 23



                         Consent of Independent Auditors


We consent to the incorporation by reference on the Registration Statements on Form S-8 NO. 33-44940 pertaining to the 1987 Stock Option and Stock Award Plan of ATS Medical, inc. (formerly Helix BioCore, Inc.), Form S-3 No. 33-60104 pertaining to the registration of 3,710,676 shares of ATS Medical, Inc. common stock, and Post-Effective Amendment No. 1 to Form S-3 No. 33-89070 pertaining to the registration of 900,000 shares of ATS Medical, Inc. common stock, of our report dated February 6, 1997, with respect to the consolidated financial statements and schedule of ATS Medical, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                              Ernst & Young LLP

Minneapolis, Minnesota
March 25, 1997